Exhibit 11


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


                     Lannett Company, Inc and Subsidiary

                STATEMENT RE COMPUTATION OF PER SHARE EARNINGS

                             Year ended March 31

                                                               1998           1997
                                                               ----           ----
Basic earnings per share:

Shares used in computing earnings per share:
   Weighted average number of shares outstanding             5,206,128      5,206,128

Income:
                          Net income                           270,939         25,301
                                                           -----------    -----------

                          Basic income per common share    $      0.05    $      0.00
                                                           -----------    -----------


Diluted income per share:

Shares used in computing earnings per share:
   Diluted weighted average number of shares outstanding    15,282,128     14,666,128

Income (loss):
       Net income (loss)                                     1,022,641       (199,754)

       Interest expense - convertible debenture                137,500           --
          Tax rate- 34%                                        (46,580)          --
                                                           -----------    -----------
                                                                90,420           --
                                                           -----------    -----------

                                                             1,113,061           --

                  Diluted income per share                 $      0.07           --


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